P&F INDUSTRIES REPORTS IMPROVED RESULTS FOR THE THREE-MONTH
PERIOD ENDED MARCH 31, 2011

MELVILLE, N.Y., May 12, 2011 - P&F Industries, Inc. (NASDAQ: PFIN) today announced its results of operations for the three-month period ended March 31, 2011.

P&F Industries, Inc. is reporting revenue from continuing operations of $13,453,000 for the three-month period ended March 31, 2011, compared to $11,147,000 for the same period in 2010. Additionally, for the three-month period ended March 31, 2011 the Company is reporting after-tax income from continuing operations of $479,000, compared to an after-tax loss from continuing operations of $707,000 for the same period in 2010, reflecting an improvement of $1,186,000.

The Company reported basic and diluted earnings (loss) per common share of:

	For the Three-month Period Ended March 31,
	2011	2010

Basic and diluted earnings (loss) per share
Continuing operations	$0.13	$(0.20)
Discontinued operations	--	(0.48)
Net income (loss)	$0.13	$(0.68)

Richard Horowitz, the Company’s Chairman of the Board, Chief Executive Officer and President commented, “The first quarter of 2011 results, compared to those of the prior year, reflect increased revenue through expanded marketing efforts, along with our ongoing cost control programs. Just as importantly, I am pleased to report that revenue and net profit improvement has been achieved at all three of our operating subsidiaries.  These gains could only be accomplished by the ongoing efforts put forth by all P&F employees.”

The Company is reporting first quarter 2011 revenue of $9,720,000 at its Tools segment, compared to $7,820,000 for the same period in 2010.   Florida Pneumatic increased revenue to $5,574,000, compared to $4,546,000 reported during the three-month period ended March 31, 2010.  Specifically,  revenue from its major retail customer increased $535,000, when comparing the three-month periods ended March 31, 2011 and 2010.  A key factor contributing to this increase was an initial roll-out of a small group of products during the first quarter of 2011 to a new retail partner of this major customer.  Additionally, Florida Pneumatic continues to expand its product offering and marketing efforts in the higher margin, industrial/catalog sector. As such, it was able to increase industrial/catalog revenue by $352,000 when comparing the three-month period ended March 31, 2011 to the same period in the prior year. Further, Florida Pneumatic improved its revenue from its automotive and filters products  by $68,000 and $64,000, respectively, when comparing the three-month periods ended March 31, 2011 and 2010.  During the first quarter of 2011, Hy-Tech, which focuses on the industrial sector of the pneumatic tools market, increased its revenue by $872,000, or 26.6%, compared to the same period in the prior year, with Hy-Tech’s ATP product lines accounting for more than 60% of the increase.  Additionally, revenue from one of Hy-Tech’s major customers accounted for approximately 21% of its improved revenue.  The remaining portion of the increase is due, in part, to improvement in the mining, construction and industrial manufacturers markets.

P&F’s Hardware segment, which consists of only Nationwide Industries, is reporting first quarter 2011 revenue of $3,733,000, an increase of $406,000, compared to $3,327,000 reported during the same period in 2010.  Revenue from the fence and gate hardware product line increased $553,000, to $2,402,000, from $1,849,000, when comparing the first quarter of 2011 to 2010.   However, this improvement was partially offset by decreases in Nationwide’s kitchen and bath, patio and OEM product lines, aggregating $147,000.    Nationwide continues to encounter weak market conditions for its kitchen & bath faucet line, particularly in the recreational vehicle and modular home markets.  Much of the decline in OEM revenue was due to the ongoing weakness in new home construction and sluggish recreation vehicle sales. With fence and gate hardware being the primary contributor to Nationwide’s results, we will continue to focus attention on new product development and market expansion to this product line.

Gross margins in the Tools segment for the three-month period ended March 31, 2011 increased 3.6 percentage points, to 38.2% from 34.6% for the three-month period ended March 31, 2010. Gross profit for this segment increased $1,004,000, or 37.1%.  Specifically, when comparing the three-month periods ended March 31, 2011 and 2010, Florida Pneumatic’s gross margin increased 1.5 percentage points, with gross profit improving $434,000, and Hy-Tech’s gross margin increased 5.9 percentage points to 41.4%, with gross margin improving $570,000.  The improvement in gross margin at Florida Pneumatic is primarily due to greater revenue during the first quarter of 2011 in its higher margin industrial and catalog product lines, compared to the same period in 2010.  The improvement in gross margin at Hy-Tech is the result of product mix, as well as reduced cost of manufacturing.

Gross margin attributable to the Hardware segment for the three-month period ended March 31, 2011 decreased to 37.8%, from 38.8% during the same period in the prior year. The 1.0 percentage point decrease in gross margin was due primarily to freight costs and slightly higher product costs. However, as the result of increased revenue during the first quarter of 2011, gross profit increased $120,000 or 9.3% compared to 2010.

The Company’s selling, general and administrative expenses for the three-month period ended March 31, 2011 were $4,423,000, reflecting an increase of $106,000 or 2.5% when compared to $4,317,000 for the three-month period ended March 31, 2010. However, more importantly, as a percentage of revenue, selling, general and administrative expenses were 32.9% for the three-month period ended March 31, 2011, reflecting a decrease of 5.8 percentage points compared to 38.7% for the same period in the prior year. Significant line items contributing to the net change were increases in commissions, freight out, travel and entertainment and advertising costs aggregating $127,000, primarily the result of increased revenue.  Additionally, compensation, which includes accrued performance–based bonus incentives, associated payroll taxes and employee benefits increased $351,000.  These increases were partially offset by decreases in legal and other professional fees, aggregating $450,000. During the first three months of 2010, the Company incurred significant legal and other professional fees in its effort to resolve a matter which resulted from actions taken in early 2010 by its former banks.  Depreciation and information technology costs also increased an aggregate of $64,000, due to the installation of new software.

P&F is reporting interest expense of $221,000 for the three-month period ended March 31, 2011, reflecting a decrease of $168,000 or 43.2%, when compared to interest expense of $389,000 incurred for the same period in the prior year. The most significant item affecting interest expense this quarter was a reduction in their short term or revolver borrowings during the comparative three-month periods.  The average balance of short term borrowings during the first quarter of fiscal 2011 was $9,996,000 compared to $14,728,000 during the same three-month period in 2010.  As a result, interest expense attributable to short term borrowing decreased $136,000 to $104,000 from $240,000 incurred in the first fiscal quarter of 2010.

OTHER INFORMATION

P&F Industries has scheduled a conference call for today, May 12, 2011, at 11:00 A.M., Eastern Time to discuss its first quarter of 2011 results and other developments relating to the Company. Investors and other interested parties can listen to the call by dialing (877) 551-8082, or via a live web cast accessible at www.pfina.com. To listen to the web cast, please register and download audio software at the site at least 15 minutes prior to the call.  For those who cannot listen to the live broadcast, a replay of the call will also be available on the Company’s web-site beginning on or about May 13, 2011.

P&F Industries, Inc., through its two wholly owned operating subsidiaries, Continental Tool Group, Inc. and Countrywide Hardware, Inc., manufactures and/or imports air-powered tools sold principally to the industrial, retail and automotive markets, and various residential hardware such as kitchen and bath hardware, fencing hardware and door and window hardware primarily to the housing industry.  P&F’s products are sold under their own trademarks, as well as under the private labels of major manufacturers and retailers.

This is a Safe-Harbor Statement under the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein, including those related to the Company's future performance, and those contained in the comments of management, are based upon the Company’s historical performance and on current plans, estimates and expectations, which are subject to various risks and uncertainties, including, but not limited to, the strength of the retail, industrial, housing and other markets in which the Company operates, the impact of competition, product demand, supply chain pricing, the Company’s debt and debt service requirements and those other risks and uncertainties described in the reports and statements filed by the Company with the Securities and Exchange Commission, including, among others, those described in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010. These risks could cause the Company’s actual results for the 2011 fiscal year and beyond to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company. Forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

P&F Industries, Inc.
Joseph A. Molino, Jr.
Chief Financial Officer
631-694-9800
www.pfina.com

P & F INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED CONDENSED BALANCE SHEETS

(In thousands $)	March 31, 2011	December 31, 2010
	(Unaudited)	(Audited)
Assets
Cash	$901	$874
Accounts receivable - net	7,957	6,986
Inventories - net	17,730	18,430
Deferred income taxes - net	233	233
Prepaid expenses and other current assets	624	417
Assets of discontinued operations	23	23

Total current assets	27,468	26,963

Net property and equipment	11,555	11,771
Goodwill	5,150	5,150
Other intangible assets - net	2,213	2,300
Deferred Income taxes – net	1,874	1,874
Other assets – net	766	837
Total assets	$49,026	$48,895

Liabilities and Shareholders’ Equity
Short-term borrowings	$10,203	$9,996
Accounts payable	1,687	1,673
Other accrued liabilities	2,627	3,115
Liabilities of discontinued operations	32	27
Current maturities of long-term debt	406	406

Total current liabilities	14,955	15,217

Long-term debt, less current maturities	6,872	6,973
Liabilities of discontinued operations	303	306

Total liabilities	22,130	22,496

Total shareholders' equity	26,896	26,399

Total liabilities and shareholders' equity	$49,026	$48,895

P & F INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF EARNINGS
	Three months ended March 31,
(In thousands, except per share data)	2011	2010
	(Unaudited)	(Unaudited)
Net revenue	$13,453	$11,147
Cost of sales	8,330	7,148
Gross profit	5,123	3,999
Selling, general and administrative expenses	4,423	4,317
Operating income (loss)	700	(318)
Interest expense – net	221	389
Income (loss) before income taxes	479	(707)
Income taxes	----	----
Income (loss) from continuing operations	479	(707)

Loss from discontinued operations (no tax benefits for the three month periods ended March 31, 2011 and 2010)	(17)	(1.744)

Net income (loss)	$462	$(2,451)

Basic and diluted earnings (loss) per share
Continuing operations	$0.13	$(0.20)
Discontinued operations	-	$(0.48)
	$0.13	$(0.68)

Weighted average common shares outstanding:

Basic	3,615	3,615
Diluted	3,678	3,615

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